Item 9.01 – Financial Statements and Exhibits

Exhibit No.                             Description
99.1                            Press Release dated March 28, 2014

News Release:

CONTACT: Thomas W. Schneider, President & CEO, (315) 343-0057

Pathfinder Bancorp, Inc. Declares Dividend

OSWEGO, New York (June 27, 2014) - Thomas W. Schneider, President/CEO of Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) has announced that the Company has declared a cash dividend of $.03 per share on the Company’s common stock relating to the fiscal quarter ending June 30, 2014. The dividend will be payable to all shareholders of record on July 15, 2014 and will be paid on August 4, 2014.

About Pathfinder Bancorp, Inc.
Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York. The Bank has eight full service offices located in its market areas consisting of Oswego and Onondaga County. Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.